                                                                   Exhibit 99

                 @ENTERTAINMENT, INC. REPORTS FINANCIAL RESULTS
                            FOR 1998'S SECOND QUARTER

                   - Second Quarter Revenue Increases 43.8% -
                  - Total Cable Subscribers Increase to 871,000
         - - - Wizja TV on Track for Official Launch on September 18th -

HARTFORD, CT., August 10, 1998 -- @Entertainment, Inc. (Nasdaq: ATEN) today announced that revenues for the quarter ended June 30, 1998 increased 43.8% over the same period last year, rising from $8.9 million to $12.8 million primarily as a result of a 21.2% increase in combined basic and intermediate cable subscribers from 580,200 to 703,300 over the past 12 months as well as an increase in monthly subscription rates. The Company reported a net loss of $31.0 million for the quarter, which was mainly attributable to investments made to develop its Wizja TV programming service and its digital satellite direct-to-home platform ("D-DTH"). The Company reported a net loss of $0.93 per share for the quarter ending June 30, 1998, as compared to a net loss of $0.75 per share for the quarter ending June 30, 1997.

@Entertainment, Inc. is the largest provider of pay television in Poland. Through its subsidiary, Poland Communications, Inc. ("PCI"'), the Company owns and operates the largest network of cable television systems in the Polish market with 871,000 total subscribers as of June 30, 1998.

On June 5, 1998 the Company began broadcasting its Wizja TV package across its cable networks. Wizja TV's initial channel line-up under exclusive agreements for D-DTH transmission, includes eleven channels that are produced by third parties, and one channel, Atomic TV, which is owned and operated by the Company. On July 22 1998, the Company added HBO Polska to the Wizja TV digital platform to be available to its DTH customers on an exclusive basis.

At June 30, 1998, the Company's cable systems passed 1,547,000 homes and served 871,000 subscribers, representing a quarter-over-quarter increase of 2.7% and 4.9%, and a year-over -year increase of 19.0% and 26.2% respectively. During the quarter, the Company added 39,350 subscribers through organic growth, and 11,500 homes passed with 5,750 subscribers through acquisitions. Basic cable revenue per basic subscriber per month increased from $5.19 to $5.29. Total cable revenue per basic subscriber per month increased year-on-year from $5.58 to $6.47.

Robert Fowler, Chief Executive Officer, commented: "During the second quarter, we continued to expand our national cable television network, while making substantial progress in the roll-out of Wizja TV, Poland's first DTH platform. We are particularly pleased with the continued strong organic growth of our cable systems, as well as with our progress in increasing our revenue per basic subscriber. We continue to focus on further consolidating our leadership position in cable television through strategic acquisitions, while driving organic growth through the development of additional high-quality, Polish language channels, superior customer service and aggressive sales programs. Our competitive position is solid and we are well positioned to benefit from the ongoing growth of Poland's television advertising marketplace."

Mr. Fowler continued, "During the past three months, we also posted substantial progress in our pre-launch initiatives for Wizja TV. We further solidified our exclusive DTH programming package through the addition of both HBO and MTV, increasing Wizja's content offering to an unprecedented 12 Polish language channels. In addition, our soft launch with Philips on July1st was met by strong demand from both individual subscribers and cable homes. All of the elements are in place, including financing from our recent 144A offering and the roll-out of our nationwide promotional campaign, to support the continued development and wide-scale launch of Wizja TV on September 18th."

Revenue increased $3.9 million, or 43.8%, from $8.9 million for the three months ended June 30, 1997 to $12.8 million for the same period in 1998. This increase was primarily attributable to a 21.2% increase in the number of basic subscribers from approximately 580,200 at June 30, 1997 to approximately 703,300 at June 30, 1998, as well as an increase in monthly tariffs.

Direct operating expenses increased $15.5 million, or 85.6%, from $18.1 million in the second quarter of 1997 to $33.6 million for the comparable period in 1998. This increase was the result of higher levels of technical personnel and increased expenses associated with the establishment of the Maidstone up-link and studio facility; recently acquired cable networks which have not yet been integrated within the Company's networks and standards; the increased size of the Company's cable television system, the $5 million payment to Philips Business Electronics B.V. to compensate it for costs incurred as a result of a suspension of the production process for the D-DTH Reception Systems, and costs associated with the lease of three transponders on the Astra 1F satellite which provide the capability to deliver the Company's Polish- language programming platform to cable and D-DTH customers in Poland.

1997 charges included non-cash compensation expense relating to options granted to key executives. Direct operating expenses increased from 203.4% of revenues for the second quarter of 1997 to 262.5% of revenues for the second quarter of 1998.

Depreciation and amortization expenses increased by $2.9 million, or 93.5%, from $3.1 million in the second quarter of 1997 to $6.0 million in the second quarter of 1998, due principally to commencing the depreciation of Maidstone facility assets, and also as a result of depreciation of additional cable television networks acquired and the continued build-out of the Company's networks. Depreciation and amortization expense as a percentage of revenues increased from 34.8 % in the second quarter of 1997 to 46.9% in the second quarter of 1998.

Amortization of acquired sports rights incurred in the second quarter of 1998 amounted to $1.6 million. The Company incurred no such costs in the second quarter of 1997.

Interest expense decreased $1.0 million, or 22.7%, from $4.4 million for the three months ended June 30, 1997 to $3.4 million for the three months ended June 30, 1998.

Interest and investment income decreased $0.7 million, or 50.0%, from $1.4 million in the second quarter of 1997 to $0.7 million in the first quarter of 1998. This was due to a decrease in cash available for investment due to preparations for the launch of Wizja TV.

For the three months ended June 30, 1998 and 1997, foreign exchange loss amounted to $0.1 million.

Minority interest in subsidiary gain was $0.1 million for the second quarter of 1998, compared to minority interest loss of $2.1 million for the comparable period in 1997.

For the second quarters of 1997 and 1998, the Company reported net losses of $13.2 million and $31.0 million, respectively. These losses were the result of the factors discussed above.

Net loss applicable to common stockholders increased from a loss of $14.2 million in the second quarter of 1997 to a loss of $31.0 million in the second quarter of 1998 due to the factors discussed above.

Operating cash flow decreased by $11.6 million, from ($9.2) million for the second quarter of 1997 to ($20.8) million for the second quarter of 1998. Operating cash flow for PCI increased by $8.4 million, from ($6.1) million to $2.3 million. Operating cash flow consists of net income (loss) as measured by U.S. GAAP adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss.

The aforementioned remarks contain forward-looking statements that involve risks and uncertainties including without limitation those related to the timing, costs and revenue of establishing and marketing the Company's digital satellite direct-to-home broadcasting platform, those relating to pending and future acquisitions and those relating to regulatory approvals. The Company's actual results could differ materially from those discussed above.

@Entertainment, Inc. owns and operates Polska Telewizja Kablowa (PTK), the largest cable television network in Poland with 871,000 subscribers as of June 30, 1998. The company also owns and operates Wizja TV, Poland's first digital DTH broadcasting service, set to launch on September 18, 1998. @Entertainment also owns DTC Productions, a company which invests in the Polish television and film industry. @Entertainment is traded on the Nasdaq Stock Market under the symbol: ATEN.

@ Entertainment, Inc.
Second Quarter Press Release
Summary of Selected Operating Statistics


                                                   June 30                   December 31             June 30
Cable                                                1998                        1997                 1997
                                               -----------------     --------------------  ----------------------

Homes Passed                                          1,546,540           1,408,100            1,297,119
Basic Subscribers                                       660,067             606,630              546,078
      Subscriber Growth
            Organic                                        5.9%                7.8%               N/A
            Through Acquisitions                           2.9%                3.3%               N/A
            Total                                          8.8%               11.1%               N/A
Basic penetration                                         42.7%               43.1%                42.1%
Basic and intermediate subscribers                      703,271             636,283              580,216
Intermediate subscribers                                 43,204              29,653               34,138
Broadcast subscribers                                   167,859             132,618              110,266
Total Subscribers                                       871,130             768,901              690,482

Premium subscribers - HBO                                45,674              45,079               18,004
Premium penetration                                        6.9%                7.4%                 3.3%

Basic revenue / basic sub./month                           5.29                4.99                 4.76
Total revenue/ basic sub/month                             6.47                6.08                 5.58



                                                            Six months ended                               Three months ended
                                                                June 30,                                        June 30,
                                                ---------------------------------------------   ---------------------------------
                                                                                  Movement                               Movement
                                                  1998         1997                 %           1998          1997        %
                                              ----------    ---------     ---------         ---------    ---------    --------
Basic cable                                      20,200       13,580            48.7%         10,293        7,434          38.5%
Intermediate                                        563          237           137.6%            368          115         220.0%
Broadcast                                           466          252            84.9%            261          135          93.3%
Premium (HBO, C+)                                 1,671           86         1,843.0%            879           82         972.0%
Installation                                        593        1,470           (59.7%)           136          747         (81.8%)
Other cable                                       1,078          786            37.2%            522          390          33.8%
Other non cable                                     906                        N/A               332                      N/A
                                              ----------    ---------     ---------         ---------    ---------    --------
     Total revenues                              25,477       16,411            55.2%         12,791        8,903          43.7%



Programming costs                                 5,407        1,729           212.7%          3,684          904         307.5%
Plant operations                                  4,126        3,399            21.4%          2,062        2,124          (2.9%)
Marketing                                          1336        2,062           (35.2%)           804        1,413         (43.1%)
General and administrative                        7,482       11,969 (1)       (37.5%)         3,852        9,644 (1)     (60.1%)
Other, net                                          160          894           (82.1%)          (277)         894        (131.0%)
Satellite operating and administrative           37,189        3,168         1,073.9%         23,480        3,168         641.2%
                                              ----------    ---------     ---------         ---------    ---------    --------
     Direct operating expenses                   55,700       23,221           139.9%         33,605       18,147          85.2%



Cable                                             6,060       (3,642)            -             2,334       (6,076)          -
DTH                                             (36,283)      (3,168)            -           (23,148)      (3,168)          -
                                              ----------    ---------     ---------         ---------    ---------    --------
     Total operating cash flow                  (30,223)      (6,810)          343.8%        (20,814)      (9,244)        125.2%

Depreciation and amortisation                    10,929        6,523            67.5%          5,980        3,073          94.6%
Amortization of sport rights                      1,584                                        1,584
                                              ----------    ---------     ---------         ---------    ---------    --------
     Total operating expenses                    68,213       29,744           129.3%         41,169       21,220          94.0%

                                                (42,736)     (13,333)          220.5%        (28,378)     (12,317)        130.4%
                                                 (7,002)      (7,587)           (7.7%)        (3,353)      (4,382)        (23.5%)
                                                  1,545        2,119           (27.1%)           695        1,369         (49.2%)
                                                    (48)        (422)          (88.6%)          (121)        (117)          3.4%
                                                    721                        N/A               451                      N/A

                                                (47,520)     (19,223)          147.2%        (30,706)     (15,447)         98.8%
                                                   (562)        (112)          401.8%           (229)         159           -
                                                   (207)       2,599             -               (58)       2,123           -
                                                (48,289)     (16,736)          188.5%        (30,993)     (13,165)        135.4%
                                              ==========    =========     =========         =========    =========    ========

                                                  (1.45)       (0.99)           46.5%          (0.93)       (0.75)      24.0%

(1)  Includes non - cash compensation expense in 1997

                                      # # #

For further information please contact:

Robert E. Fowler, III                            Chris Plunkett/Mike Smargiassi
Chief Executive Officer                          Brainerd Communicators, Inc.
011-44-162-235-7060                              212-986-6667

Donald Miller-Jones
Chief Financial Officer
011-44-162-235-7060